Exhibit 99.1

Contact:

Heather Rowe

Associate Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com

PRESS RELEASE

KYTHERA BIOPHARMACEUTICALS ANNOUNCES 2012 OPERATING RESULTS

LOS ANGELES, March 21, 2013 — KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today reported financial results for its quarter and year ended December 31, 2012.

“2012 was a transformational year for KYTHERA, during which we strengthened our capital position through the successful completion of our initial public offering with gross proceeds of $81 million,” said Keith Leonard, KYTHERA’s President and CEO. “We also made important advances in our clinical development program for ATX-101, an investigational injectable drug for the reduction of unwanted submental fat, commonly known as double chin. In April, we announced positive European Phase III clinical trial results in conjunction with Bayer, our collaborator outside of the U.S. and Canada. Additionally, in August, we completed enrollment in our pivotal U.S. and Canadian Phase III clinical trials and expect to report topline results in mid-2013. If approved, ATX-101 will be the first drug approved for the reduction of submental fat. Over the coming year we will continue to advance our development program for this potential first-in-class injectable drug.”

2012 Summary Financial Results

Cash and cash equivalents totaled $79.3 million at December 31, 2012. This compares to  $34.6 million at December 31, 2011. Based on current operating plans, the Company believes its existing cash and cash equivalents will allow it to fund its operating plan through at least the next 12 months.

Research and development expenses totaled $14.4 million for the fourth quarter 2012 and $43.2 million for the full year 2012, compared to $6.2 million for the fourth quarter 2011 and $15.8 million for the full year 2011. The increase in research and development expenses in 2012 compared to the similar periods in 2011 is primarily attributable to the initiation of pivotal Phase III trials in the U.S. and Canada.

General and administrative expenses totaled $3.4 million for the fourth quarter of 2012 and   $10.5 million for the year ended December 31, 2012, compared to $1.9 million for the fourth quarter of 2011 and $6.9 million for the year ended December 31, 2011. The increase in general and administrative expenses in 2012 compared to the similar periods in 2011 is primarily attributable to increased personnel costs, increased marketing in preparation for a potential commercial launch of ATX-101 and services associated with the support of operations as a public company.

Net loss was $18.0 million for the fourth quarter of 2012 and $36.8 million for the year ended December 31, 2012, compared to $5.6 million for the fourth quarter of 2011 and $11.2 million for the year ended December 31, 2011.

Key 2012 and Recent Accomplishments

•                  In March 2013, announced the appointment of Frederick Beddingfield, III, MD, PhD, as Chief Medical Officer. He joins the company from Allergan, Inc., where he worked in an executive capacity across the entire aesthetics portfolio including Botox® Cosmetic, Juvederm® and Latisse®. Dr. Beddingfield most recently held the role of Allergan’s Vice President and Therapeutic Area Head, Dermatology and Aesthetics.

•                  In March 2013, four abstracts were presented at the 71st American Academy of Dermatology (AAD) Annual Meeting that evaluated the safety, efficacy and pharmacokinetics of ATX-101.

•                  In October 2012, completed its initial public offering of 5,060,000 shares of its common stock at an initial public offering price of $16.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 660,000 additional shares of common stock. The Company received net proceeds of approximately $72.5 million after deducting underwriting discounts, commissions and offering costs.

•                  In August 2012, completed enrollment in two pivotal U.S. and Canadian Phase III clinical trials of ATX-101.

•                  In April 2012, Bayer announced positive results from two pivotal European Phase III multi-center, randomized, double blind, placebo controlled trials of ATX-101. ATX-101 was found to be well tolerated and resulted in a statistically significant reduction in submental fat, as assessed by a validated clinician scale and a patient satisfaction scale.

About ATX-101

ATX-101 is a potential first-in-class injectable drug candidate under clinical investigation for the reduction of unwanted submental fat. ATX-101 is a proprietary synthetic formulation of deoxycholate, a well-characterized endogenous bile acid that is naturally occurring in the body and promotes the natural breakdown of dietary fat. ATX-101 is designed to be a locally-injected drug that causes proximal, preferential destruction of adipocytes, or fat cells, with minimal effect on surrounding tissue. Based on clinical trials conducted to date, ATX-101 has exhibited significant, meaningful and durable results in the reduction of submental fat, which commonly presents as an undesirable “double chin.” These results correspond with subject satisfaction measures demonstrating meaningful improvement in perceived chin appearance.

In August 2010, Bayer signed a licensing and collaboration development agreement with KYTHERA, thereby obtaining development and commercialization rights to ATX-101 outside of the U.S. and Canada. Bayer recently completed two pivotal Phase III trials of ATX-101 in Europe for the reduction of submental fat. Topline results from these trials were reported in the second quarter of 2012. KYTHERA completed enrollment in its pivotal Phase III clinical program for ATX-101 in more than 1,000 subjects, randomized to ATX-101 or placebo, in 70 centers across the U.S. and Canada in August 2012. The Company expects to release topline results in mid-2013.

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA initiated its pivotal Phase III clinical program for ATX-101 in March 2012, and completed enrollment of more than 1,000 patients, randomized to ATX-101 or placebo, in 70 centers across the U.S. and Canada in August 2012. KYTHERA also maintains an active research interest in hair and fat biology. Find more information at www.kytherabiopharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including our expectations regarding the timing of reporting data from our Phase III clinical trials of ATX-101, our expectations regarding the sufficiency of our cash resources for the next 12 months and the potential to commercialize ATX-101. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, and the development progress of our collaborative partners, our substantial dependence on ATX-101, the requirement of substantial additional financing to achieve our goals and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and, when filed, our Annual Report on Form 10-K for the year ended December 31, 2012.

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(Tables follow)

KYTHERA BIOPHARMACEUTICALS, INC.

CONDENSED FINANCIAL RESULTS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

License income	$—	$2,886	$19,687	$12,985
Sublicense expense	—	264	1,936	1,188
Gross margin	—	2,622	17,751	11,797
Operating expenses:
Research and development	14,376	6,173	43,184	15,766
General and administrative	3,403	1,945	10,505	6,879
Total operating expenses	17,779	8,118	53,689	22,645
Loss from operations	(17,779)	(5,496)	(35,938)	(10,848)
Warrant and other interest expense, net	(257)	(132)	(861)	(304)
Net loss	$(18,036)	$(5,628)	$(36,799)	$(11,152)
Net loss per share, basic and diluted	$(1.04)	$(0.44)	$(2.62)	$(1.00)
Basic and diluted weighted average shares outstanding	17,330,000	12,932,000	14,058,000	11,139,000

CONDENSED BALANCE SHEET DATA

(in thousands)

	December 31
	2012	2011
Cash and cash equivalents	$79,311	$34,577
Working capital	71,367	27,964
Total assets	96,222	45,079
Redeemable convertible preferred stock	—	107,587
Accumulated deficit	(120,306)	(83,507)
Total stockholders’ equity (deficit)	$68,906	$(81,024)